Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2022 RESULTS

Company Release: July 27, 2022

Second Quarter 2022 Highlights:

•

Record quarterly net income of $10.2 million, or $0.76 per diluted common share, for the three months ended June 30, 2022, compared to $6.2 million, or $0.46 per diluted common share for the three months ended March 31, 2022.

•	Total assets increased $136.0 million, or 4.8%, to $2.97 billion for the quarter ended June 30, 2022, compared to $2.83 billion at March 31, 2022.
•

Loan growth of $461.2 million, or 24.0%, excluding PPP loan forgiveness/repayments of $31.1 million and including $60.0 million in loans held for sale, for the three months ended June 30, 2022, compared to the three months ended March 31, 2022.

o	CCBX loans increased $288.6 million, or 56.0%
o	Community bank loans increased $112.7 million, or 8.0%, excluding PPP loan forgiveness/repayments
o	PPP loans decreased $31.1 million, or 65.5%, to $16.4 million
o	CCBX loans held for sale of $60.0 million as of June 30, 2022, previously there were no loans held for sale.
•	Deposit growth of $120.8 million, or 4.7%, to $2.70 billion for the three months ended June 30, 2022, compared to $2.58 billion at March 31, 2022.
o	CCBX deposit growth of $166.6 million, or 18.5%
▪	Additional $269.5 million in CCBX deposits transferred off balance sheet
o	Community bank deposits decreased $45.8 million, or 2.7%, and community bank cost of deposits remained at 0.08%.
•	Total revenue increased $14.1 million, or 27.6% for the three months ended June 30, 2022, compared to March 31, 2022.
o	Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements * increased $11.1 million, or 33.0%, for the three months ended June 30, 2022, compared to March 31, 2022.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2022.  Record quarterly net income for the second quarter of 2022 was $10.2 million, or $0.76 per diluted common share, compared with net income of $6.2 million, or $0.46 per diluted common share, for the first quarter of 2022, and $7.0 million, or $0.56 per diluted common share, for the quarter ended June 30, 2021.

Total assets increased $136.0 million, or 4.8%, during the second quarter of 2022 to $2.97 billion, from $2.83 billion at March 31, 2022. Loan growth for the three months ended June 30, 2022 was $461.2 million, or 24.0%, excluding PPP loan forgiveness/repayments of $31.1 million and including $60.0 million in loans held for sale.  Loan growth, net of $31.1 million in PPP loan forgiveness and repayments during the quarter was $430.1 million.  Solid deposit growth of $120.8 million, or 4.7%, during the three months ended June 30, 2022.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

“Our CCBX segment, which provides Banking as a Service (“BaaS”), has grown to $1.1 billion in deposits, or 39.5% of total deposits, and to $804.0 million in loans, or 34.4% of total loans receivable, excluding $60.0 million in loans held for sale, as of June 30, 2022.  Our community bank segment continues to grow as we build new relationships within the communities that we are located.  Contemporaneously, our CCBX partnerships, enable us to extend our reach and build relationships in diverse communities throughout the country.

“For the quarter ended June 30, 2022, we had record quarterly net income of $10.2 million, an increase of $3.9 million, or 63.3%, over the quarter ended March 31, 2022.  As we continue to grow in the BaaS space, we are choosing to work with larger, more established fintech partners, so the number of new partnerships is not increasing as quickly as in the past, but these newer, larger partners are expected to have a significant impact on our financial growth”, stated Eric Sprink, the CEO of the Company and the Bank.

Results of Operations Overview

The Company has two segments, both of which are included in the Bank: CCBX and the community bank.  The CCBX segment includes our BaaS activities and the community bank segment includes all other banking activities.  Net interest income was $39.9 million for the quarter ended June 30, 2022, an increase of $10.6 million, or 36.3%, from $29.3 million for the quarter ended March 31, 2022, and an increase of $21.3 million, or 114.3%, from $18.6 million for the quarter ended June 30, 2021.  Yield on loans receivable was 7.34% for the three months ended June 30, 2022, compared to 6.80% for the three months ended March 31, 2022 and 4.44% for the three months ended June 30, 2021.  The increase in net interest income compared to March 31, 2022 and June 30, 2021, was largely related to increased yield on loans resulting from growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended June 30, 2022 was $2.19 billion, compared to $1.77 billion for the three months ended March 31, 2022, and $1.75 billion for the three months ended June 30, 2021.

Interest and fees on loans totaled $40.2 million for the three months ended June 30, 2022 compared to $29.6 million and $19.4 million for the three months ended March 31, 2022 and June 30, 2021, respectively.  Loan growth of $461.2 million, or 24.0%, included $60.0 million in loans held for sale and excluded PPP loan forgiveness/repayments of $31.1 million, during the quarter ended June 30, 2022.   Loan growth included $288.6 million increase in CCBX loans; part of that loan growth was in capital call lines, which increased $6.3 million, or 2.9%, during the quarter ended June 30, 2022.  These loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended June 30, 2022, compared to March 31, 2022 and June 30, 2021, was largely due to growth in higher yielding loans, and a decrease in low yielding PPP loans.  As a result of the Federal Open Market Committee (“FOMC”) raising rates in mid-March 2022 (0.25%), early May (0.50%) and again in mid-June 2022 (0.75%), interest rates on $460.9 million variable rate loans are affected, the impact of these increases in interest rates will be fully seen in future quarters.

As of June 30, 2022, there were $16.4 million in PPP loans, compared to $47.5 million as of March 31, 2022, and $398.0 million as of June 30, 2021.  In the three months ended June 30, 2022, a total of $31.1 million in PPP loans were forgiven or repaid.  Net deferred fees recognized on PPP loans contributed $969,000 for the three months ended June 30, 2022, compared to $2.3 million for the three months ended March 31, 2022, and $3.6 million for the three months ended June 30, 2021.  As of June 30, 2022 97.9% of PPP loans have been paid off or forgiven as of June 30, 2022.  The future impact of PPP loans is expected to be minimal with just $16.4 million, or 2.1% of total PPP originated loans remaining,  and $396,000 in corresponding net deferred fees left to be recognized, as of June 30, 2022.

PPP loans in rounds 1 and 2 were originated in 2020, and were predominately two year loans, and only $2.2 million, or 0.50%, of these loans remain at June 30, 2022.  PPP loans in round 3 were originated in 2021 and are all five-year loans, and $14.2 million, or 4.6%, of these loans remain outstanding at June 30, 2022.

The table below summarizes information about total PPP loans originated in 2020 and 2021.

	Total PPP Loan Origination
	Round 1 & 2 2020	Round 3 2021	Total
(Dollars in thousands; unaudited)
Loans Originated	$452,846	$311,012	$763,858
Deferred fees, net	$12,933	$13,334	$26,267
Outstanding loans and deferred fees as of June 30, 2022
Loans outstanding	$2,199	$14,199	$16,398
Deferred fees, net	$-	$396	$396

Interest income from interest earning deposits with other banks was $956,000 at June 30, 2022, an increase of $554,000 due to increased interest rates compared to March 31, 2022, and an increase of $882,000 due to higher balances and an increase in interest rates compared to June 30, 2021.  The average balance of interest earning deposits with other banks for the three months ended June 30, 2022 was $499.9 million, compared to $843.9 million and $235.2 million for the three months ended March 31, 2022 and June 30, 2021, respectively.  Interest earning deposits with other banks decreased as a result of increased loan demand.  Those deposits were used to fund higher yielding loans receivable.  Additionally, the yield on these interest earning deposits with other banks increased to 0.77% for the quarter ended June 30, 2022, compared to 0.19% and 0.13% for the quarters ended March 31, 2022 and June 30, 2021, respectively.

Interest expense was $1.9 million for the quarter ended June 30, 2022, a $1.1 million increase from the quarter ended March 31, 2022 and a $974,000 increase from the quarter ended June 30, 2021. Interest expense on borrowed funds was $260,000 for the quarter ended June 30, 2022, compared to $321,000 and $331,000 for the quarters ended March 31, 2022 and June 30, 2021, respectively. Interest expense on borrowed funds decreased $61,000 compared to the three months ended March 31, 2022, primarily because we paid off $25.0 million in Federal Home Loan Bank (“FHLB”) borrowings late in the quarter ended March 31, 2022 without a prepayment penalty for early repayment.  The $71,000 decrease in interest expense on borrowed funds from the quarter ended June 30, 2021 is the result of a decrease in average Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings, which were paid off in full as of June 30, 2021, partially offset by an increase in interest expense related to subordinated debt, which is higher as a result of increased subordinated debt outstanding.  Interest expense on interest bearing deposits increased $1.1 million for the quarter ended June 30, 2022, compared to the quarter ended March 31, 2022 as a result of the FOMC increasing rates 0.25% in mid-March 2022, 0.50% in early May and 0.75% in June 2022.  In addition, as a result of the Fed Funds rate increases, CCBX deposits that were not earning interest were reclassed to interest bearing deposits from noninterest bearing deposits.  Reclassification of $690.4 million, balances as of March 31, 2022,  in CCBX deposits from noninterest bearing to interest bearing deposits occurred mid-March 2022 with the 0.25% interest rate increase, and an additional $86.4 million, balances as of June 30, 2022, were reclassified in the second quarter 2022 as a result of the rate increases totaling 1.25% in the second quarter of 2022.  The impact of the March 2022 increase in interest rates by the FOMC was fully reflected in the second quarter interest expense. The more recent rate increases in May and June 2022 by the FOMC did not have as significant impact on the second quarter interest expense, but the impact of that change and the change on loan rates is expected to be seen in future quarters.  Currently, we do not expect that any additional CCBX deposits will be reclassified as a result of any future rate increases that may be implemented by the FOMC.

Interest expense on interest bearing deposits increased $1.0 million for the quarter ended June 30, 2022, as a result of increased balances and higher interest rates, compared to the quarter ended June 30, 2021. Total cost of deposits was 0.25% for the three months ended June 30, 2022, 0.09% for the three months ended March 31, 2022, and 0.14%, for the three months ended June 30, 2021. We anticipate additional rate increases in 2022, which will increase our cost of deposits and result in higher interest expense on interest bearing deposits.

Net Interest Margin

Net interest margin was 5.66% for the three months ended June 30, 2022, compared to 4.45% and 3.70% for the three months ended March 31, 2022 and June 30, 2021, respectively.  The increase in net interest margin compared to the three months ended March 31, 2022 and June 30, 2021, was largely a result of an increase in higher rate loans.  Loans receivable increased

$401.2 million and $1.1 billion, excluding PPP loan forgiveness/repayments, compared to March 31, 2022 and June 30, 2021, respectively.  Additionally, the Fed Funds rate increases have resulted in existing, variable rate loans repricing at higher interest rates.  Interest on loans receivable increased $10.6 million, or 35.5%, to $40.2 million for the three months ended June 30, 2022, compared to $29.6 million for the three months ended March 31, 2022, and $19.4 million for the three months ended June 30, 2021.  Also contributing to the increase in net interest margin compared to the three months ended March 31, 2022 and June 30, 2021, was $554,000 and $882,000 increase in interest on interest earning deposits, respectively.  These interest earning deposits earned an average rate of 0.77% for the quarter ended June 30, 2022, compared to 0.19% and 0.13% for the quarters ended March 31, 2022 and June 30, 2021, respectively.  Average investment securities of $121.3 million for the three months ended June 30, 2022 increased $75.5 million compared to the three months ended March 31, 2022, and $96.3 million compared to the three months ended June 30, 2021. Interest on investment securities increased $492,000 and $539,000 for the three months ended June 30, 2022 compared to the three months ended March 31, 2022 and June 30, 2021, respectively, as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.

Cost of funds was 0.29% for the quarter ended June 30, 2022, an increase of 15 basis points from the quarter ended March 31, 2022 and an increase of nine basis points from the quarter ended June 30, 2021. Cost of deposits for the quarter ended June 30, 2022 was 0.25%, compared to 0.09% for the quarter ended March 31, 2022, and 0.14% for the quarter ended June 30, 2021. The increased cost of funds and deposits compared to March 31, 2022 and June 30, 2021 was largely due to the increase in interest rates compared to the previous periods. Noninterest bearing deposits of $818.1 million for the quarter ended June 30, 2022 decreased $20.0 million, or 2.4%, compared to the quarter ended March 31, 2022, and decreased $69.8 million, or 7.9%, compared to the quarter ended June 30, 2021 due to the aforementioned reclassification of CCBX noninterest bearing deposits to interest bearing deposits, partially offset by noninterest deposit growth.

During the quarter ended June 30, 2022, total loans receivable increased by $370.1 million, to $2.33 billion, compared to $1.96 billion for the quarter ended March 31, 2022.  Loans receivable increased $401.2 million, or 20.9%, excluding PPP loan forgiveness/repayments, for the quarter ended June 30, 2022, compared to the quarter ended March 31, 2022.  The increase consists of $288.6 million in CCBX loans and $112.7 million in community bank loan growth partially offset by a decrease in PPP loans of $31.1 million as a result of forgiveness and repayments.  Total loans receivable, excluding PPP loan forgiveness/repayments, increased $1.1 billion as of June 30, 2022, compared to the quarter ended June 30, 2021.  CCBX loans increased $700.4 million and community bank loans increased $357.4 million, or 30.9%, excluding PPP loan forgiveness/repayments, as of June 30, 2022, compared June 30, 2021.  These increases were partially offset by a decrease of $381.6 million in PPP loans as a result of forgiveness/repayments, and ended the quarter with $16.4 million in outstanding PPP loans, compared to $398.0 million as of June 30, 2021. During the quarter ended June 30, 2022 $80.1 million in CCBX loans were transferred to loans held for sale, with $20.1 million in loans sold during the quarter and $60.0 million remaining in loans held for sale as of June 30, 2022; previously we did not have any loans held for sale.

Total yield on loans receivable for the quarter ended June 30, 2022 was 7.34%, compared 6.80% for the quarter ended March 31, 2022, and 4.44% for the quarter ended June 30, 2021. This increase in yield on loans receivable is largely attributed to an increase in higher rate consumer loans from CCBX partners.  During the quarter ended June 30, 2022, CCBX loans outstanding increased 56.0%, or $288.6 million, with an average CCBX yield of 12.35% and community bank loans increased 5.6%, or $81.6 million, net of $31.1 million in forgiven/repaid PPP loans, with an average yield of 5.04%.   CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.  Net BaaS loan income divided by average CCBX loans outstanding was 5.25% and is impacted by the $224.9 million in capital call lines that are priced at prime minus 0.50%.

The following table summarizes the average yield on loans receivable and cost of deposits for each segment for the periods indicated:

	For the Three Months Ended						For the Six Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021		June 30, 2022		June 30, 2021
	Yield on	Cost of	Yield on	Cost of	Yield on	Cost of	Yield on	Cost of	Yield on	Cost of
	Loans	Deposits	Loans	Deposits	Loans	Deposits	Loans	Deposits	Loans	Deposits
Community Bank	5.04%	0.08%	5.16%	0.11%	4.52%	0.16%	5.10%	0.09%	4.56%	0.17%
CCBX (1)	12.35%	0.56%	12.73%	0.06%	3.14%	0.03%	12.48%	0.34%	2.90%	0.05%
Consolidated	7.34%	0.25%	6.80%	0.09%	4.44%	0.14%	7.10%	0.18%	4.47%	0.16%

(1) CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.  To determine Net BaaS loan  income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan interest expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands)	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans
BaaS loan interest income	$21,281	12.35%	$11,992	12.73%	$879	3.14%
Less: BaaS loan expense	12,229	7.10%	8,290	8.80%	99	0.35%
Net BaaS loan income*	$9,052	5.25%	$3,702	3.93%	$780	2.79%
Average BaaS Loans	$691,294		$382,153		$112,210

	For the Six Months Ended
	June 30, 2022		June 30, 2021
(Dollars in thousands)	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans
BaaS loan interest income	$33,273	12.48%	$1,290	2.90%
Less: BaaS loan expense	20,519	7.70%	189	0.43%
Net BaaS loan income*	$12,754	4.78%	$1,101	2.48%
Average BaaS Loans	$537,577		$89,656

Key Performance Ratios

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Return on average assets (“ROA”) was 1.41% for the quarter ended June 30, 2022 compared to 0.93% and 1.36% for the quarters ended March 31, 2022 and June 30, 2021, respectively.  ROA for the quarter ended March 31, 2022, was impacted by increased demand deposits and cash on the balance sheet, which are lower yielding earning assets and produced a lower loan to deposit ratio, and combined with increased costs related to the CCBX segment, which increased expenses, compared to the quarters ended June 30, 2022 and June 30, 2021

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three Months Ended					Six Months Ended
(unaudited)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021

Return on average assets (1)	1.41%	0.93%	1.14%	1.21%	1.36%	1.18%	1.32%
Return on average equity (1)	18.86%	12.12%	16.80%	16.77%	18.60%	15.57%	17.75%
Yield on earnings assets (1)	5.94%	4.58%	4.09%	3.63%	3.89%	5.28%	3.94%
Yield on loans receivable (1)	7.34%	6.80%	5.92%	4.57%	4.44%	7.10%	4.47%
Yield on loans receivable, excluding PPP loans (1)(2)	7.26%	6.52%	4.98%	4.53%	4.65%	6.93%	4.71%
Yield on loans receivable, excluding earned fees (1)(2)	7.12%	6.17%	4.37%	3.74%	3.46%	6.70%	3.49%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans, as adjusted (1)(2)	7.21%	6.41%	4.78%	4.36%	4.42%	6.86%	4.47%
Cost of funds (1)	0.29%	0.14%	0.14%	0.16%	0.20%	0.22%	0.22%
Cost of deposits (1)	0.25%	0.09%	0.09%	0.10%	0.14%	0.18%	0.16%
Net interest margin (1)	5.66%	4.45%	3.95%	3.48%	3.70%	5.08%	3.73%
Noninterest expense to average assets (1)	5.29%	4.52%	3.29%	2.91%	2.65%	4.92%	2.64%
Efficiency ratio	58.38%	59.34%	54.08%	64.68%	58.69%	58.80%	59.70%
Loans receivable to deposits (3)	86.54%	76.24%	73.73%	76.71%	92.03%	86.54%	92.03%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(3) Excluding loans held for sale.

Noninterest Income

The following table details noninterest income for the periods indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Deposit service charges and fees	$988	$884	$949
Loan referral fees	208	602	806
Mortgage broker fees	85	123	253
Gain on sale of branch including deposits and loans, net	-	-	1,263
Gain on sales of loans, net	-	-	31
Other	311	265	56
Subtotal	1,592	1,874	3,358
Servicing and other BaaS fees	1,159	1,169	1,029
Transaction fees	814	493	93
Interchange fees	628	432	110
Reimbursement of expenses	618	372	192
BaaS program income	3,219	2,466	1,424
BaaS credit enhancements	14,207	13,075	-
BaaS fraud enhancements	6,474	4,571	-
BaaS indemnification income	20,681	17,646	-
Total noninterest income	$25,492	$21,986	$4,782

Noninterest income was $25.5 million for the three months ended June 30, 2022, an increase of $3.5 million from $22.0 million for the three months ended March 31, 2022, and an increase of $20.7 million from $4.8 million for the three months ended June 30, 2021.  The increase in noninterest income over the quarter ended March 31, 2022 was primarily due to an increase of $3.8 million in BaaS income partially offset by a $394,000 decrease in loan referral fees.  The $3.8 million increase in BaaS income included $1.1 million increase in BaaS credit enhancements related to the allowance for loan losses and reserve for unfunded commitments, $1.9 million increase in BaaS fraud enhancements, and an increase of $753,000 in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for loan losses, reserve for unfunded commitments and credit and fraud enhancements). The $20.7 million increase in noninterest income over the quarter ended June 30, 2021 was primarily due to a $22.5 million increase in BaaS income partially offset by a decrease of $598,000 in loan referral fees and the absence of the $1.3 million gain on sale branch which was recognized in the quarter ended June 30, 2021.  The $22.5 million increase in BaaS income included a $14.2 million increase in BaaS credit enhancements, $6.5 million increase in BaaS fraud enhancements and $1.8 million increase in other BaaS program income.

Our CCBX segment continues to grow, and now has 29 relationships, at varying stages, as of June 30, 2022.  As of June 30, 2022, we increased our active relationships to 23, compared to 20 as of March 31, 2022 and 12 as of June 30, 2021.   As we  continue to grow in the BaaS space, we continue to refine the criteria for CCBX partnerships and are focusing on selecting larger and more established partners, with experienced management teams.

The following table illustrates the activity and growth in CCBX relationships for the periods presented and includes the removal of a smaller partner during the quarter ended June 30, 2022.

	As of
	June 30, 2022	March 31, 2022	June 30, 2021
Active	23	20	12
Friends and family / testing	2	1	3
Implementation / onboarding	0	5	7
Signed letters of intent	4	2	2
Total CCBX relationships	29	28	24

Noninterest Expense

The following table details noninterest expense for the periods indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Salaries and employee benefits	$12,238	$11,085	$8,913
Software licenses, maintenance and subscriptions	1,108	1,052	543
Occupancy	1,083	1,136	990
Data processing	1,010	809	734
Legal and professional fees	1,002	708	626
FDIC assessments	855	604	225
Excise taxes	564	349	388
Director and staff expenses	377	344	318
Marketing	74	99	132
Other	1,155	1,368	763
Subtotal	19,466	17,554	13,632
BaaS loan expense	12,229	8,290	99
BaaS fraud expense	6,474	4,571	-
BaaS expense	18,703	12,861	99
Total noninterest expense	$38,169	$30,415	$13,731

Total noninterest expense increased to $38.2 million for the three months ended June 30, 2022, compared to $30.4 million for the three months ended March 31, 2022 and $13.7 million for the three months ended June 30, 2021. The increase in noninterest expense for the quarter ended June 30, 2022, as compared to the quarter ended March 31, 2022, was primarily due to a $5.8 million increase in BaaS expense ($3.9 million of which is related to partner loan expense and $1.9 million of which is related to partner fraud expense).  Partner loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts, a portion of this expense is realized during the quarter, and a portion is estimated based on historical or other information from our partner.  Also contributing to the increase in noninterest expense compared to March 31, 2022 is a $1.2 million increase in salaries and employee benefits which is related to the hiring in CCBX and additional staff for our ongoing growth initiatives.  In the second quarter of 2022 compared to the first quarter of 2022, legal and professional fees increased $294,000 and Federal Deposit Insurance Corporation (“FDIC”) assessments increased $251,000.  The increase in legal and professional expenses is due to increased fees related to new hires in data and risk management, and increased regulatory consulting expenses. The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended March 31, 2022.

The increased noninterest expenses for the quarter ended June 30, 2022 compared to the quarter ended June 30, 2021 were largely due to an increase of $18.6 million in BaaS partner expense ($12.1 million of which is related to partner loan expense and $6.5 million of which is related to partner fraud expense), $3.3 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives, $630,000 increase in FDIC assessments and $565,000 increase in software licenses, maintenance and subscriptions.  The increase in FDIC assessments is largely the result of an increase in assets combined with other factors that impact the FDIC assessment calculation compared to the quarter ended June 30, 2021.  The increase in software license, maintenance and subscription expenses increased as a result of implementing software that aids in the reporting of CCBX activities and monitoring of transactions that helps to automate and create other efficiencies in reporting.

The provision for income taxes was $2.9 million for the three months ended June 30, 2022, $1.7 million for the three months ended March 31, 2022 and $2.3 million for the second quarter of 2021.  The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 1.0% for calculating the provision for state taxes.

Financial Condition Overview

Total assets increased $136.0 million, or 4.8%, to $2.97 billion at June 30, 2022 compared to $2.83 billion at March 31, 2022.  The increase is primarily due to loans receivable increasing $370.1 million even after receiving $31.1 million in PPP loan forgiveness and paydowns during the quarter ended June 30, 2022.  Loans held for sale increased $60.0 million, with no balance in previous periods.  Those increases were partially offset by a $284.5 million decrease in interest earning deposits with other banks, as a result of those deposits being utilized to fund loans.  Total assets increased $926.6 million, or 48.0%, at June 30, 2022, compared to $2.01 billion at June 30, 2021.  The increase is primarily due to loans receivable increasing $676.2 million.  Also contributing to the increase is a $113.5 million increase in interest earning deposits with other banks, primarily from increased deposits, and an increase of $83.2 million in investment securities, both compared to June 30, 2021.

Loans Receivable

Total loans receivable increased $370.1 million to $2.33 billion at June 30, 2022, from $1.96 billion at March 31, 2022, and increased $676.2 million from $1.66 billion at June 30, 2021.  The increase in loans receivable over the quarter ended March 31, 2022 was the result of $288.6 million in CCBX loan growth and $112.7 million in community bank loan growth partially offset by $31.1 million in PPP loan forgiveness and paydowns.  Along with an increase in loans receivable as of June 30, 2022 compared to March 31, 2022, unused commitments also increased during the same period, with the unused commitments on capital call lines increasing $151.0 million to $704.5 million at June 30, 2022 compared to $553.5 million at March 31, 2022, which should translate into future loan growth as the commitments are utilized.  The increase in loans receivable over the quarter ended June 30, 2021 includes CCBX loan growth of $700.4 million and $357.4 million in community bank loan growth, partially offset by a $381.6 million decrease in PPP loans as of June 30, 2022.

The following table summarizes the loan portfolio at the period indicated:

	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$16,398	0.7%	$47,467	2.4%	$398,038	23.8%
Capital call lines	224,930	9.6	218,675	11.1	98,905	5.9
All other commercial & industrial loans	160,636	6.9	128,181	6.5	102,775	6.1
Real estate loans:
Construction, land and land development loans	225,512	9.6	208,108	10.6	116,733	7.0
Residential real estate loans	326,661	14.0	268,716	13.6	143,574	8.6
Commercial real estate loans	956,320	40.8	889,483	45.1	807,711	48.2
Consumer and other loans	430,083	18.4	210,343	10.7	7,161	0.4
Gross loans receivable	2,340,540	100.0%	1,970,973	100.0%	1,674,897	100.0%
Net deferred origination fees - PPP loans	(396)		(1,365)		(12,363)
Net deferred origination fees - Other loans	(5,790)		(5,399)		(4,385)
Loans receivable	$2,334,354		$1,964,209		$1,658,149
Loan Yield (1)	7.34%		6.80%		4.44%

(1) Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

The following tables detail the Community Bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$16,398	1.1%	$47,467	3.3%	$398,038	25.3%
All other commercial & industrial loans	142,569	9.3	124,160	8.5	102,775	6.5
Real estate loans:
Construction, land and land development loans	225,512	14.7	208,108	14.3	116,733	7.4
Residential real estate loans	193,518	12.6	184,485	12.7	143,574	9.1
Commercial real estate loans	956,320	62.2	889,483	61.1	807,711	51.4
Consumer and other loans:
Other consumer and other loans	2,325	0.2	1,959	0.1	2,590	0.2
Gross Community Bank loans receivable	1,536,642	100.0%	1,455,662	100.0%	1,571,421	100.0%
Net deferred origination fees	(6,240)		(6,842)		(16,790)
Loans receivable	$1,530,402		$1,448,820		$1,554,631
Loan Yield (1)	5.04%		5.16%		4.52%
(1) Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$224,930	28.0%	$218,675	42.5%	$98,905	95.6%
All other commercial & industrial loans	18,067	2.2	4,021	0.8	-	0.0
Real estate loans:
Residential real estate loans	133,143	16.5	84,231	16.3	-	0.0
Consumer and other loans:
Credit cards	139,501	17.4	55,090	10.7	1,850	1.8
Other consumer and other loans	288,257	35.9	153,294	29.7	2,721	2.6
Gross CCBX loans receivable	803,898	100.0%	515,311	100.1%	103,476	100.0%
Net deferred origination costs	54		78		42
Loans receivable	$803,952		$515,389		$103,518
Loan Yield - CCBX (1)(2)	12.35%		12.73%		3.14%
(1) CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.
(2) Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Deposits

Total deposits increased $120.8 million, or 4.7%, to $2.70 billion at June 30, 2022 from $2.58 billion at March 31, 2022.  The increase was due to a $123.9 million increase in core deposits, partially offset by a $3.9 million decrease in time deposits.  Our increase in deposits is primarily the result of growth in CCBX partners.  Deposits in our CCBX segment increased $166.6 million, from $899.5 million at March 31, 2022, to $1.07 billion at June 30, 2022 and community bank deposits decreased $45.8 million to $1.63 billion at June 30, 2022 from $1.68 billion at March 31, 2022.  The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relationship agreement.  During the quarter ended June 30, 2022, noninterest bearing deposits decreased $20.0 million, or 2.4%, to $818.1 million from $838.0 million at March 31, 2022, largely due to the reclassification of noninterest bearing CCBX deposits to interest bearing. This reclassification is because the current rate exceeds the minimum interest rate set in their respective program agreements, as a result of the first and second quarter 2022 Fed Funds rate increases.    We do not currently expect to have any additional CCBX deposits that will be reclassified as a result of any future Fed Funds rate increases that may be implemented.  In the second quarter of 2022 compared to the first quarter of 2022, NOW and money market accounts increased $143.8 million.  That increase includes $57.4 million as a result of growth and $86.4 million as a result of a reclassification from noninterest bearing deposits to interest bearing deposits.  Savings and BaaS-brokered deposits increased $100,000 and $856,0000, respectively, and time deposits decreased $3.9 million, compared to the first quarter of 2022.

Total deposits increased $895.6 million, or 49.7%, to $2.70 billion at June 30, 2022 compared to $1.80 billion at June 30, 2021.  The increase in deposits is largely the result of growth in CCBX and is also due to expanding and growing banking relationships with community bank customers.  Noninterest bearing deposits decreased $69.8 million, or 7.9%, to $818.1 million at June 30, 2022 from $887.9 million at June 30, 2021.  NOW and money market accounts increased $917.3 million, or 123.5%, to $1.66 billion at June 30, 2022, and savings accounts increased $13.2 million, or 14.2%, and BaaS-brokered deposits increased $48.6 million, or 177.5% while time deposits decreased $13.8 million, or 27.3%, in the second quarter of 2022 compared to the second quarter of 2021.  Additionally, as of June 30, 2022 we have access to $269.5 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis.  The Bank could retain these deposits for liquidity and funding purposes if needed.  If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio for the periods indicated.

	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$818,052	30.3%	$838,044	32.5%	$887,896	49.3%
NOW and money market	1,660,315	61.6	1,516,546	58.9	743,014	41.2
Savings	106,464	3.9	106,364	4.1	93,224	5.2
Total core deposits	2,584,831	95.8	2,460,954	95.5	1,724,134	95.7
BaaS-brokered deposits	76,001	2.8	75,145	2.9	27,388	1.5
Time deposits less than $250,000	26,676	1.0	29,200	1.2	34,809	1.9
Time deposits $250,000 and over	9,797	0.4	11,171	0.4	15,347	0.9
Total deposits	$2,697,305	100.0%	$2,576,470	100.0%	$1,801,678	100.0%
Cost of deposits (1)	0.25%		0.09%		0.14%
(1) Cost of deposits is for the three months ended for each period presented.

The following tables detail the Community Bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$729,436	44.7%	$724,723	43.2%	$657,710	42.9%
NOW and money market	759,704	46.6	805,858	48.1	734,560	47.8
Savings	105,576	6.5	106,050	6.3	91,869	6.0
Total core deposits	1,594,716	97.8	1,636,631	97.6	1,484,139	96.7
Brokered deposits	1	0.0	2	0.0	1	0.0
Time deposits less than $250,000	26,676	1.6	29,200	1.7	34,809	2.3
Time deposits $250,000 and over	9,797	0.6	11,171	0.7	15,347	1.0
Total Community Bank deposits	$1,631,190	100.0%	$1,677,004	100.0%	$1,534,296	100.0%
Cost of deposits(1)	0.08%		0.11%		0.16%
(1) Cost of deposits is for the three months ended for each period presented.

CCBX	As of
	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$88,616	8.3%	$113,321	12.6%	$230,186	86.1%
NOW and money market	900,611	84.5	710,688	79.0	8,454	3.2
Savings	888	0.1	314	0.0	1,355	0.5
Total core deposits	990,115	92.9	824,323	91.6	239,995	89.8
BaaS-brokered deposits	76,000	7.1	75,143	8.4	27,387	10.2
Total CCBX deposits	$1,066,115	100.0%	$899,466	100.0%	$267,382	100.0%
Cost of deposits(1)	0.56%		0.06%		0.03%
(1) Cost of deposits is for the three months ended for each period presented.

Shareholders’ Equity

During the quarter ended June 30, 2022, the Company contributed $9.0 million in capital to the Bank, bringing the year-to-date capital contribution to $21.0 million.  The Company has a cash balance of $2.5 million as of June 30, 2022, which is retained for general operating purposes, including debt repayment, and for equity fund commitments.

Total shareholders’ equity increased $9.7 million since March 31, 2022.  The increase in shareholders’ equity was primarily due to $10.2 million in net earnings for the three months ended June 30, 2022, partially offset by a $1.1 million decrease in accumulated other comprehensive income, related to the market adjustment on available for sale securities.

Capital Ratios

The Company and the Bank remain well capitalized at June 30, 2022, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	8.33%	7.68%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (*)	8.43%	7.77%	N/A
Common Equity Tier 1 risk-based capital	9.39%	8.51%	6.50%
Tier 1 risk-based capital	9.39%	8.65%	8.00%
Total risk-based capital	10.65%	10.88%	10.00%

Asset Quality

The total allowance for loan losses was $49.4 million and 2.11% of loans receivable at June 30, 2022 compared to $38.8 million and 1.97% at March 31, 2022 and $20.0 million and 1.20% at June 30, 2021.  The allowance for loan loss allocated to the CCBX portfolio was $28.6 million and 3.55% of CCBX loans receivable at June 30, 2022, with $20.8 million of allowance for loan loss allocated to the community bank or 1.36% of total community bank loans receivable.  At June 30, 2022, there was $16.4 million in PPP loans, which are 100% guaranteed by the SBA.  Adjusted allowance for loan losses to loans receivable, excluding PPP loans* was 2.13% for the quarter ended June 30, 2022.

The following table details the allocation of the allowance for loan loss as of the period indicated:

	As of			As of			As of
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,530,402	$803,952	$2,334,354	$1,448,820	$515,389	$1,964,209	$1,554,631	$103,518	$1,658,149
Allowance for loan losses	(20,785)	(28,573)	(49,358)	(20,643)	(18,127)	(38,770)	(19,867)	(99)	(19,966)
Allowance for loan losses to total loans receivable	1.36%	3.55%	2.11%	1.42%	3.52%	1.97%	1.28%	0.10%	1.20%

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Provision for loan losses totaled $14.1 million for the three months ended June 30, 2022, $12.9 million for the three months ended March 31, 2022, and $361,000 for the three months ended June 30, 2021. Net charge-offs totaled $3.5 million for the quarter ended June 30, 2022, compared to $2.8 million for the quarter ended March 31, 2022 and $5,000 for the quarter ended June 30, 2021.   Net charge-offs are up due to CCBX partner loans and deposits.  CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and deposits.

The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$3	$3,539	$3,542	$4	$2,804	$2,808	$8	$4	$12
Gross recoveries	(36)	-	(36)	(4)	-	(4)	(3)	(4)	(7)
Net charge-offs	$(33)	$3,539	$3,506	$-	$2,804	$2,804	$5	$-	$5
Net charge-offs to average loans	-0.01%	2.05%	0.64%	0.00%	2.98%	0.64%	0.00%	0.00%	0.00%

The increase in the Company’s provision for loan losses during the quarter ended June 30, 2022, is largely related to the provision for CCBX partner loans.  During the quarter ended June 30, 2022, a $14.0 million provision for loan losses was recorded for CCBX partner loans based on management’s analysis, compared to the $12.6 million provision for loan losses that was recorded for CCBX for the quarter ended March 31, 2022.   CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses.  Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and deposits.  When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements).  Incurred losses are recorded in the allowance for loan losses, and as the credit enhancement recoveries are received from the CCBX partner, the receivable is relieved.  Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations then the bank would be exposed to additional loan losses, as a result of this counterparty risk. The factors used in management’s analysis for community bank loan losses indicated that a provision for loan losses of $109,000 and $344,000 was needed for the quarters ended June 30, 2022 and March 31, 2022, respectively.  The economic environment is continuously changing, with increased inflation, global unrest, the war in Ukraine, trade issues and a rise in new COVID-19 variants that have resulted in some economic uncertainty.  The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.

The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Community bank	$109	$344	$364	$452	$685
CCBX	13,985	12,598	(3)	26,584	33
Total provision expense	$14,094	$12,942	$361	$27,036	$718

At June 30, 2022, our nonperforming assets were $5.8 million, or 0.20% of total assets, compared to $2.3 million, or 0.08%, of total assets, at March 31, 2022, and $648,000, or 0.03% of total assets, at June 30, 2021.  These ratios are impacted by the increase in CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. Under the agreement, the CCBX partner will reimburse the Bank for its loss/charge-off on these loans.  Nonperforming assets increased $3.5 million during the quarter ended June 30, 2022, compared to the quarter ended March 31, 2022, due to the addition of $3.4 million in CCBX loans that are past due 90 days or more and still accruing combined with $47,000 more in community bank nonaccrual loans.  There were no repossessed assets or other real estate owned at June 30, 2022.  Our nonperforming loans to loans receivable ratio was 0.25% at June 30, 2022, compared to 0.12% at March 31, 2022, and 0.04% at June 30, 2021.

For the quarter ended June 30, 2022, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of community bank charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, increased inflation, global unrest, the war in Ukraine and trade issues remains unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.  For the quarter ended June 30, 2022, $3.5 million in net charge-offs were recorded on CCBX loans.  These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses.   Agreements with our CCBX loan and deposit partners provide for a credit enhancement against loan and fraud losses.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	June 30,	March 31,	June 30,
(Dollars in thousands, unaudited)	2022	2022	2021
Nonaccrual loans:
Commercial and industrial loans	$111	$130	$482
Real estate:
Construction, land and land development	67	-	-
Residential real estate	53	54	166
Total nonaccrual loans	231	184	648

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	5,580	2,161	-
Total nonperforming loans	5,811	2,345	648
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$5,811	$2,345	$648
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.25%	0.12%	0.04%
Total nonperforming assets to total assets	0.20%	0.08%	0.03%

The following tables detail the Community Bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
	June 30,	March 31,	June 30,
(Dollars in thousands, unaudited)	2022	2022	2021
Nonaccrual loans:
Commercial and industrial loans	$111	$130	$482
Real estate:			-
Construction, land and land development	67	-	-
Residential real estate	53	54	166
Total nonaccrual loans	231	184	648
			-
Accruing loans past due 90 days or more:	-	-	-
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	231	184	648
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$231	$184	$648

CCBX	As of
	June 30,	March 31,	June 30,
(Dollars in thousands, unaudited)	2022	2022	2021
Nonaccrual loans:	$-	$-	$-

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	5,580	2,161	-
Total nonperforming loans	5,580	2,161	-
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$5,580	$2,161	$-

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.97 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers and digital financial service providers through its CCBX segment.  To learn more about the Company visit www.coastalbank.com.

Contact

Eric Sprink, Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	June 30,	March 31,	June 30,
	2022	2022	2021
Cash and due from banks	$40,750	$32,705	$31,473
Interest earning deposits with other banks	364,939	649,404	251,416
Investment securities, available for sale, at fair value	108,560	134,891	25,341
Investment securities, held to maturity, at amortized cost	1,261	1,286	2,101
Other investments	10,379	9,931	6,839
Loans held for sale	60,000	-	-
Loans receivable	2,334,354	1,964,209	1,658,149
Allowance for loan losses	(49,358)	(38,770)	(19,966)
Total loans receivable, net	2,284,996	1,925,439	1,638,183
Premises and equipment, net	18,670	18,135	17,207
Operating lease right-of-use assets	5,565	5,836	6,637
Accrued interest receivable	12,430	8,824	8,108
Bank-owned life insurance, net	12,485	12,342	12,056
Deferred tax asset, net	11,709	6,892	3,808
Other assets	37,978	28,065	3,969
Total assets	$2,969,722	$2,833,750	$2,007,138

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,697,305	$2,576,470	$1,801,678
Federal Home Loan Bank advances	-	-	24,999
Subordinated debt, net	24,324	24,306	10,000
Junior subordinated debentures, net	3,587	3,587	3,585
Deferred compensation	680	712	803
Accrued interest payable	330	149	179
Operating lease liabilities	5,786	6,054	6,845
Other liabilities	20,049	14,552	4,949
Total liabilities	2,752,061	2,625,830	1,853,038

SHAREHOLDERS’ EQUITY
Common stock	123,226	122,592	88,699
Retained earnings	95,779	85,603	65,399
Accumulated other comprehensive (loss) income, net of tax	(1,344)	(275)	2
Total shareholders’ equity	217,661	207,920	154,100
Total liabilities and shareholders’ equity	$2,969,722	$2,833,750	$2,007,138

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$40,166	$29,632	$19,365
Interest on interest earning deposits with other banks	956	402	74
Interest on investment securities	563	71	24
Dividends on other investments	134	37	108
Total interest and dividend income	41,819	30,142	19,571
INTEREST EXPENSE
Interest on deposits	1,673	553	628
Interest on borrowed funds	260	321	331
Total interest expense	1,933	874	959
Net interest income	39,886	29,268	18,612
PROVISION FOR LOAN LOSSES	14,094	12,942	361
Net interest income after provision for loan losses	25,792	16,326	18,251
NONINTEREST INCOME
Deposit service charges and fees	988	884	949
Loan referral fees	208	602	806
Gain on sales of loans, net	-	-	31
Mortgage broker fees	85	123	253
Gain on sale of branch, including deposits and loans	-	-	1,263
Other income	311	265	56
Subtotal	1,592	1,874	3,358
Servicing and other BaaS fees	1,159	1,169	1,029
Transaction fees	814	493	93
Interchange fees	628	432	110
Reimbursement of expenses	618	372	192
BaaS program income	3,219	2,466	1,424
BaaS credit enhancements	14,207	13,075	-
BaaS fraud enhancements	6,474	4,571	-
BaaS indemnification income	20,681	17,646	-
Total noninterest income	25,492	21,986	4,782
NONINTEREST EXPENSE
Salaries and employee benefits	12,238	11,085	8,913
Occupancy	1,083	1,136	990
Software licenses, maintenance and subscriptions	1,108	1,052	543
Legal and professional fees	1,002	708	626
Data processing	1,010	809	734
Excise taxes	564	349	388
Federal Deposit Insurance Corporation assessments	855	604	225
Director and staff expenses	377	344	318
Marketing	74	99	132
Other expense	1,155	1,368	763
Subtotal	19,466	17,554	13,632
BaaS loan expense	12,229	8,290	99
BaaS fraud expense	6,474	4,571	-
BaaS expense	18,703	12,861	99
Total noninterest expense	38,169	30,415	13,731
Income before provision for income taxes	13,115	7,897	9,302
PROVISION FOR INCOME TAXES	2,939	1,667	2,289
NET INCOME	$10,176	$6,230	$7,013

Basic earnings per common share	$0.79	$0.48	$0.59
Diluted earnings per common share	$0.76	$0.46	$0.56
Weighted average number of common shares outstanding:
Basic	12,928,061	12,898,746	11,984,927
Diluted	13,442,013	13,475,337	12,459,467

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Six Months Ended
	June 30,	June 30,
	2022	2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$69,798	$37,595
Interest on interest earning deposits with other banks	1,358	144
Interest on investment securities	634	52
Dividends on other investments	171	138
Total interest and dividend income	71,961	37,929
INTEREST EXPENSE
Interest on deposits	2,226	1,288
Interest on borrowed funds	581	714
Total interest expense	2,807	2,002
Net interest income	69,154	35,927
PROVISION FOR LOAN LOSSES	27,036	718
Net interest income after provision for loan losses	42,118	35,209
NONINTEREST INCOME
Deposit service charges and fees	1,872	1,812
Loan referral fees	810	1,403
Gain on sales of loans, net	-	161
Mortgage broker fees	208	515
Gain on sale of branch, including deposits and loans	-	1,263
Other income	576	240
Subtotal	3,466	5,394
Servicing and other BaaS fees	2,328	1,613
Transaction fees	1,307	239
Interchange fees	1,060	145
Reimbursement of expenses	990	375
BaaS program income	5,685	2,372
BaaS credit enhancements	27,282	-
BaaS fraud enhancements	11,045	-
BaaS indemnification income	38,327	-
Total noninterest income	47,478	7,766
NONINTEREST EXPENSE
Salaries and employee benefits	23,323	16,599
Occupancy	2,219	2,048
Software licenses, maintenance and subscriptions	2,160	1,027
Legal and professional fees	1,710	1,386
Data processing	1,819	1,431
Excise taxes	913	747
Federal Deposit Insurance Corporation assessments	1,459	420
Director and staff expenses	721	538
Marketing	173	214
Other expense	2,523	1,484
Subtotal	37,020	25,894
BaaS loan expense	20,519	189
BaaS fraud expense	11,045	-
BaaS expense	31,564	189
Total noninterest expense	68,584	26,083
Income before provision for income taxes	21,012	16,892
PROVISION FOR INCOME TAXES	4,606	3,861
NET INCOME	$16,406	$13,031

Basic earnings per common share	$1.27	$1.09
Diluted earnings per common share	$1.22	$1.05
Weighted average number of common shares outstanding:
Basic	12,913,485	11,972,916
Diluted	13,458,706	12,423,659

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$499,918	$956	0.77%	$843,931	$402	0.19%	$235,187	$74	0.13%
Investment securities (2)	121,255	563	1.86	45,762	71	0.63	25,000	24	0.39
Other investments	10,225	134	5.26	9,227	37	1.63	6,835	108	6.34
Loans receivable (3)	2,194,761	40,166	7.34	1,768,283	29,632	6.80	1,750,825	19,365	4.44
Total interest earning assets	2,826,159	41,819	5.94	2,667,203	30,142	4.58	2,017,847	19,571	3.89
Noninterest earning assets:
Allowance for loan losses	(46,354)			(30,668)			(19,733)
Other noninterest earning assets	115,788			92,401			76,727
Total assets	$2,895,593			$2,728,936			$2,074,841

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,792,119	$1,673	0.37%	$1,131,984	$553	0.20%	$901,120	$628	0.28%
Subordinated debt, net	24,313	231	3.81	24,295	230	3.84	9,998	146	5.86
Junior subordinated debentures, net	3,587	29	3.24	3,586	22	2.49	3,585	21	2.35
PPPLF borrowings	-	-	0.00	-	-	0.00	107,047	94	0.35
FHLB advances and other borrowings	-	-	0.00	24,443	69	1.14	24,999	70	1.12
Total interest bearing liabilities	1,820,019	1,933	0.43	1,184,308	874	0.30	1,046,749	959	0.37
Noninterest bearing deposits	839,562			1,320,144			863,962
Other liabilities	19,550			16,009			12,887
Total shareholders' equity	216,462			208,475			151,243
Total liabilities and
shareholders' equity	$2,895,593			$2,728,936			$2,074,841
Net interest income		$39,886			$29,268			$18,612
Interest rate spread			5.51%			4.28%			3.52%
Net interest margin (4)			5.66%			4.45%			3.70%

(1) Yields and costs are annualized.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(3) Includes loans held for sale and nonaccrual loans.
(4) Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION

SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,503,467	$18,885	5.04%	$1,386,130	$17,640	5.16%	$1,638,615	$18,486	4.52%
Liabilities
Interest bearing deposits	921,499	317	0.14	935,784	435	0.19	873,320	608	0.28
Noninterest bearing deposits	740,575			718,760			658,757

CCBX
Assets
Loans receivable (2)(3)	$691,294	$21,281	12.35%	$382,153	$11,992	12.73%	$112,210	$879	3.14%
Liabilities
Interest bearing deposits	870,620	1,356	0.62	196,200	118	0.24	27,800	20	0.29
Noninterest bearing deposits	98,987			601,384			205,205

(1) Yields and costs are annualized.
(2) Includes loans held for sale and nonaccrual loans.
(3) CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$670,974	$1,358	0.41%	$215,358	$144	0.13%
Investment securities (2)	83,717	634	1.53	24,595	52	0.43
Other Investments	9,729	171	3.54	6,460	138	4.31
Loans receivable (3)	1,982,700	69,798	7.10	1,695,772	37,595	4.47
Total interest earning assets	$2,747,120	$71,961	5.28	$1,942,185	$37,929	3.94
Noninterest earning assets:
Allowance for loan losses	(38,554)			(19,563)
Other noninterest earning assets	104,159			71,349
Total assets	$2,812,725			$1,993,971

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,463,875	$2,226	0.31%	$878,740	$1,288	0.30%
Subordinated debt, net	24,304	461	3.83	9,996	291	5.87
Junior subordinated debentures, net	3,587	51	2.87	3,585	42	2.36
PPPLF borrowings	-	-	0.00	138,536	240	0.35
FHLB advances and other borrowings	12,154	69	1.14	24,999	141	1.14
Total interest bearing liabilities	$1,503,920	$2,807	0.38	$1,055,856	$2,002	0.38
Noninterest bearing deposits	1,078,525			777,693
Other liabilities	17,790			12,336
Total shareholders' equity	212,490			148,086
Total liabilities and
shareholders' equity	$2,812,725			$1,993,971
Net interest income		$69,154			$35,927
Interest rate spread			4.90%			3.56%
Net interest margin (4)			5.08%			3.73%

(1) Yields and costs are annualized.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(3) Includes loans held for sale and nonaccrual loans.
(4) Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION

SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,445,123	$36,525	5.10%	$1,606,116	$36,305	4.56%
Liabilities
Interest bearing deposits	928,602	752	0.16	850,026	1,246	0.30
Noninterest bearing deposits	729,728			642,407

CCBX
Assets
Loans receivable (2)(3)	$537,577	$33,273	12.48%	$89,656	$1,290	2.90%
Liabilities
Interest bearing deposits	535,273	1,474	0.56	28,714	42	0.29
Noninterest bearing deposits	348,797			135,286

(1) Yields and costs are annualized.
(2) Includes loans held for sale and nonaccrual loans.
(3) CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Income Statement Data:
Interest and dividend income	$41,819	$30,142	$25,546	$19,608	$19,571
Interest expense	1,933	874	843	801	959
Net interest income	39,886	29,268	24,703	18,807	18,612
Provision for loan losses	14,094	12,942	8,942	255	361
Net interest income after
provision for loan losses	25,792	16,326	15,761	18,552	18,251
Noninterest income	25,492	21,986	14,220	6,132	4,782
Noninterest expense	38,169	30,415	21,050	16,130	13,731
Provision for income tax	2,939	1,667	1,641	1,870	2,289
Net income	10,176	6,230	7,290	6,684	7,013
	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Balance Sheet Data:
Cash and cash equivalents	$405,689	$682,109	$813,161	$669,725	$282,889
Investment securities	109,821	136,177	36,623	34,924	27,442
Loans held for sale	60,000	-	-	-	-
Loans receivable	2,334,354	1,964,209	1,742,735	1,705,682	1,658,149
Allowance for loan losses	(49,358)	(38,770)	(28,632)	(20,222)	(19,966)
Total assets	2,969,722	2,833,750	2,635,517	2,451,568	2,007,138
Interest bearing deposits	1,879,253	1,738,426	1,007,879	927,097	913,782
Noninterest bearing deposits	818,052	838,044	1,355,908	1,296,443	887,896
Core deposits (1)	2,584,831	2,460,954	2,249,573	2,148,445	1,724,134
Total deposits	2,697,305	2,576,470	2,363,787	2,223,540	1,801,678
Total borrowings	27,911	27,893	52,873	52,854	38,584
Total shareholders’ equity	217,661	207,920	201,222	161,086	154,100

Share and Per Share Data (2):
Earnings per share – basic	$0.79	$0.48	$0.60	$0.56	$0.59
Earnings per share – diluted	$0.76	$0.46	$0.57	$0.54	$0.56
Dividends per share	-	-	-	-	-
Book value per share (3)	$16.81	$16.08	$15.63	$13.41	$12.83
Tangible book value per share (4)	$16.81	$16.08	$15.63	$13.41	$12.83
Weighted avg outstanding shares – basic	12,928,061	12,898,746	12,144,452	11,999,899	11,984,927
Weighted avg outstanding shares – diluted	13,442,013	13,475,337	12,701,464	12,456,674	12,459,467
Shares outstanding at end of period	12,948,623	12,928,548	12,875,315	12,012,107	12,007,669
Stock options outstanding at end of period	655,844	666,774	694,519	710,182	714,620

See footnotes on following page

	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Credit Quality Data:
Nonperforming assets (5) to total assets	0.09%	0.08%	0.07%	0.03%	0.03%
Nonperforming assets (5) to loans receivable and OREO	0.11%	0.12%	0.10%	0.04%	0.04%
Nonperforming loans (5) to total loans receivable	0.11%	0.12%	0.10%	0.04%	0.04%
Allowance for loan losses to nonperforming loans	849.4%	1653.3%	1657.9%	2732.7%	3081.2%
Allowance for loan losses to total loans receivable	2.11%	1.97%	1.64%	1.19%	1.20%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans (6)	2.13%	2.02%	1.75%	1.40%	1.57%
Gross charge-offs	$3,542	$2,808	$579	$31	$12
Gross recoveries	$36	$4	$47	$32	$7
Net charge-offs to average loans (7)	0.64%	0.64%	0.13%	0.00%	0.00%
Credit enhancement income (8)	$3,539	$2,804	$363	$18	$4

Capital Ratios (9):
Tier 1 leverage capital	7.68%	7.75%	8.07%	7.48%	8.00%
Common equity Tier 1 risk-based capital	8.51%	9.71%	11.06%	9.94%	10.92%
Tier 1 risk-based capital	8.65%	9.88%	11.26%	10.15%	11.16%
Total risk-based capital	10.88%	12.30%	13.89%	12.95%	13.12%

(1) Core deposits are defined as all deposits excluding brokered and all time deposits.
(2) Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(7) Annualized calculations.

(8) Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans.  When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements).  This is the amount of CCBX incurred losses that were recorded and are covered by the partner’s credit enhancements.

(9) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the

Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.

Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$39,886	$29,268	$18,612	$69,154	$35,927
Total noninterest income	25,492	21,986	4,782	47,478	7,766
Total Revenue	$65,378	$51,254	$23,394	$116,632	$43,693
Less: BaaS credit enhancements	(14,207)	(13,075)	-	(27,282)	-
Less: BaaS fraud enhancements	(6,474)	(4,571)	-	(11,045)	-
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$44,697	$33,608	$23,394	$78,305	$43,693

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net BaaS loan income divided by average CCBX loans:
Total average CCBX loans receivable	$691,294	$382,153	$112,210	$537,577	$89,656
Interest and earned fee income on CCBX loans	21,281	11,992	879	33,273	1,291
Less: loan expense on CCBX loans	(12,229)	(8,290)	(99)	(20,519)	(189)
Net BaaS loan income (1)	$9,052	$3,702	$780	$12,754	$1,102
Net BaaS loan income divided by average CCBX loans	5.25%	3.93%	2.79%	4.78%	2.48%
CCBX loan yield	12.35%	12.73%	3.14%	12.48%	2.90%
(1) Non-GAAP measure, see above for more information.

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Yield on loans receivable, excluding earned fees :
Total average loans receivable	$2,194,761	$1,768,283	$1,683,310	$1,681,069	$1,750,825	$1,982,700	$1,695,772
Interest and earned fee income on loans	40,166	29,632	25,134	19,383	19,365	69,798	37,595
Less: earned fee income on all loans	(1,227)	(2,729)	(6,572)	(3,533)	(4,274)	(3,956)	(8,248)
Adjusted interest income on loans	$38,939	$26,903	$18,562	$15,850	$15,091	$65,842	$29,347
Yield on loans receivable	7.34%	6.80%	5.92%	4.57%	4.44%	7.10%	4.47%
Yield on loans receivable, excluding earned fees:	7.12%	6.17%	4.37%	3.74%	3.46%	6.70%	3.49%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans (1):	7.21%	6.41%	4.78%	4.36%	4.42%	6.86%	4.47%
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans is a non-GAAP measure that excludes the impact of earned fees and PPP loans on the balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Adjusted allowance for loan losses to loans receivable, excluding PPP loans:
Total loans, net of deferred fees	$2,334,354	$1,964,209	$1,742,735	$1,705,682	$1,658,149	$2,334,354	$1,658,149
Less: PPP loans	(16,398)	(47,467)	(111,813)	(267,278)	(398,038)	(16,398)	(398,038)
Less: net deferred fees on PPP loans	396	1,365	3,633	9,417	12,363	396	12,363
Adjusted loans, net of deferred fees	$2,318,351	$1,918,107	$1,634,555	$1,447,821	$1,272,474	$2,318,351	$1,272,474
Allowance for loan losses	$(49,358)	$(38,770)	$(28,632)	$(20,222)	$(19,966)	$(49,358)	$(19,966)
Allowance for loan losses to loans receivable	2.11%	1.97%	1.64%	1.19%	1.20%	2.11%	1.20%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans	2.13%	2.02%	1.75%	1.40%	1.57%	2.13%	1.57%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$2,194,761	$1,768,283	$1,683,310	$1,681,069	$1,750,825	$1,982,700	$1,695,772
Less: average PPP loans	(33,653)	(79,828)	(186,267)	(322,595)	(509,265)	(56,613)	(492,695)
Plus: average deferred fees on PPP loans	894	2,453	6,370	11,639	14,213	1,669	12,510
Adjusted total average loans receivable	$2,162,002	$1,690,908	$1,503,413	$1,370,113	$1,255,773	$1,927,756	$1,215,587
Interest income on loans	$40,166	$29,632	$25,134	$19,383	$19,365	$69,798	$37,595
Less: interest and deferred fee income recognized on PPP loans	(1,050)	(2,460)	(6,245)	(3,744)	(4,821)	(3,510)	(9,199)
Adjusted interest income on loans	$39,116	$27,172	$18,889	$15,639	$14,544	$66,288	$28,396
Yield on loans receivable	7.34%	6.80%	5.92%	4.57%	4.44%	7.10%	4.47%
Yield on loans receivable, excluding PPP loans:	7.26%	6.52%	4.98%	4.53%	4.65%	6.93%	4.71%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:
Total average loans receivable	$2,194,761	$1,768,283	$1,683,310	$1,681,069	$1,750,825	$1,982,700	$1,695,772
Less: average PPP loans	(33,653)	(79,828)	(186,267)	(322,595)	(509,265)	(56,613)	(492,695)
Plus: average deferred fees on PPP loans	$894	$2,453	$6,370	$11,639	$14,213	$1,669	$12,510
Adjusted total average loans receivable	$2,162,002	$1,690,908	$1,503,413	$1,370,113	$1,255,773	$1,927,756	$1,215,587
Interest and earned fee income on loans	$40,166	$29,632	$25,134	$19,383	$19,365	$69,798	$37,595
Less: earned fee income on all loans	$(1,227)	$(2,729)	$(6,572)	$(3,533)	$(4,274)	$(3,956)	$(8,248)
Less: interest income on PPP loans	(81)	(192)	(461)	(796)	(1,257)	(273)	(2,426)
Adjusted interest income on loans	$38,858	$26,711	$18,101	$15,054	$13,834	$65,569	$26,921
Yield on loans receivable	7.34%	6.80%	5.92%	4.57%	4.44%	7.10%	4.47%
Yield on loans receivable, excluding earned fees on all loans (1):	7.12%	6.17%	4.37%	3.74%	3.46%	6.70%	3.49%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:	7.21%	6.41%	4.78%	4.36%	4.42%	6.86%	4.47%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of June 30, 2022	As of March 31, 2022	As of June 30, 2021
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$222,399	$211,580	$157,450
Average assets for the leverage capital ratio	$2,895,487	$2,728,833	$1,967,646
Less: Average PPP loans	(33,653)	(79,828)	(509,265)
Plus: Average PPPLF borrowings	-	-	107,047
Adjusted average assets for the leverage capital ratio	$2,861,833	$2,649,005	$1,565,428
Tier 1 leverage capital ratio	7.68%	7.75%	8.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	7.77%	7.99%	10.06%
Bank:
Tier 1 capital	$240,870	$220,829	$161,368
Average assets for the leverage capital ratio	$2,892,173	$2,725,606	$1,966,528
Less: Average PPP loans	(33,653)	(79,828)	(509,265)
Plus: Average PPPLF borrowings	-	-	107,047
Adjusted average assets for the leverage capital ratio	$2,858,519	$2,645,778	$1,564,310
Tier 1 leverage capital ratio	8.33%	8.10%	8.21%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	8.43%	8.35%	10.32%

APPENDIX A -

As of June 30, 2022

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Four of our largest categories of loans are commercial real estate, consumer and other loans, commercial and industrial, and construction, land and land development loans.  Together they represent $2.0 billion in outstanding loan balances, or 85.9% of total gross loans outstanding, excluding PPP loans of $16.4 million.  When combined with $1.62 billion in unused commitments the total of these four categories is $3.62 billion, or 82.5% of total outstanding loans and loan commitments, excluding PPP loans.

Commercial real estate loans represent the largest segment of our loans, comprising 41.1% of our total balance of outstanding loans excluding PPP loans, as of June 30, 2022.  Unused commitments to extend credit represents an additional $33.3 million, and the combined total exposure in commercial real estate loans represents $989.6 million, or 22.6% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of June 30, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$188,436	$5,390	$193,826	4.4%	$2,416	78
Hotel/Motel	156,667	2,479	159,146	3.6	5,802	27
Office	100,615	3,930	104,545	2.4	1,027	98
Retail	81,327	2,978	84,305	1.9	904	90
Convenience Store	76,730	6,386	83,116	1.9	1,871	41
Mixed use	78,008	4,332	82,340	1.9	886	88
Warehouse	72,335	102	72,437	1.7	1,418	51
Manufacturing	42,454	1,907	44,361	1.1	1,213	35
Mini Storage	38,872	984	39,856	0.9	2,777	14
Groups < 0.70% of total	120,876	4,806	125,682	2.9	1,389	87
Total	$956,320	$33,294	$989,614	22.6%	$1,570	609

Consumer loans comprise 18.4% of our total balance of outstanding loans excluding PPP loans, as of June 30, 2022.  Unused commitments to extend credit represents an additional $682.1 million, and the combined total exposure in consumer and other loans represents $1.11 billion, or 25.4% of our total outstanding loans and loan commitments, excluding PPP loans.  As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan of just $1,200.

The following table summarizes our exposure by industry, excluding PPP loans, for our consumer and other loan portfolio as of June 30, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Installment loans	$279,015	$-	$279,015	6.4%	$1.5	181,602
Credit cards	139,456	680,342	819,798	18.7	1.2	117,870
Lines of credit	6,831	258	7,089	0.2	0.2	34,492
Other loans	2,456	-	2,456	0.1	0.2	12,853
Community bank consumer loans
Lines of credit	1,463	1,501	2,964	0.1	20.9	70
Installment loans	423	-	423	0.0	28.2	15
Other loans	439	-	439	0.0	1.2	373
Total	$430,083	$682,101	$1,112,184	25.4%	$1.2	347,275

Commercial and industrial loans comprise 16.6% of our total balance of outstanding loans excluding PPP loans, as of June 30, 2022.  Unused commitments to extend credit represents an additional $777.4 million, and the combined total exposure in commercial and industrial loans represents $1.16 billion, or 26.6% of our total outstanding loans and loan commitments, excluding PPP loans.  Included in commercial and industrial loans is $224.9 million in outstanding capital call lines, with an additional $704.5 million in available loan commitments, which is provided to venture capital firms through one of our CCBX BaaS clients.  These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of June 30, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$224,930	$704,523	$929,453	21.2%	$1,372	164
Construction/Contractor Services	19,170	30,891	50,061	1.1	116	165
Financial Institutions	40,149	-	40,149	0.9	4,015	10
Manufacturing	17,269	5,064	22,333	0.5	270	64
Medical / Dental / Other Care	11,960	4,926	16,886	0.4	260	46
Groups < 0.30% of total	72,088	32,010	104,098	2.5	68	1,058
Total	$385,566	$777,414	$1,162,980	26.6%	$256	1,507

Construction, land and land development loans comprise 9.7% of our total balance of outstanding loans excluding PPP loans, as of June 30, 2022.  Unused commitments to extend credit represents an additional $126.9 million, and the combined total exposure in construction, land and land development loans represents $352.4 million, or 8.0% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of June 30, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$115,452	$76,448	$191,900	4.4%	$4,276	27
Residential construction	36,192	35,699	71,891	1.6	823	44
Undeveloped land loans	39,684	3,440	43,124	1.0	2,835	14
Developed land loans	20,173	6,664	26,837	0.6	593	34
Land development	14,011	4,629	18,640	0.4	737	19
Total	$225,512	$126,880	$352,392	8.0%	$1,634	138

APPENDIX B -

As of June 30, 2022

CCBX – BaaS Reporting Information

During the quarter ended June 30, 2022, $14.2 million was recorded in BaaS credit enhancements related to the provision for loan losses and reserve for unfunded commitments for CCBX partner loans and deposits.  Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and deposits.  When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to cover losses.  Incurred losses are recorded in the allowance for loan losses, and as the credit enhancement recoveries are received from the CCBX partner, the receivable is relieved.  Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses.  Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement.  CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval.  Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations beyond their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk.

For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.  To determine net revenue (Net BaaS loan  income) earned from CCBX loan relationships, one takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.

The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
BaaS loan interest income	$21,281	$11,992	$879	$33,273	$1,290
Less: BaaS loan expense	12,229	8,290	99	20,519	189
Net BaaS loan income	9,052	3,702	780	12,754	1,101
Net BaaS loan income divided by average BaaS loans	5.25%	3.93%	2.79%	4.78%	2.48%

The addition of new CCBX partners has resulted in increases in interest, direct fees and expenses for the quarter ended June 30, 2022 compared to the quarters ended March 31, 2022 and June 30, 2021.  The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
Loan interest income	$21,281	$11,992	$879	$33,273	$1,290
Total BaaS interest income	$21,281	$11,992	$879	$33,273	$1,290
Interest expense	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
BaaS interest expense	$1,356	$118	$20	$1,474	$42
Total BaaS interest expense	$1,356	$118	$20	$1,474	$42

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
Program income:
Servicing and other BaaS fees	$1,159	$1,169	$1,029	$2,328	$1,613
Transaction fees	814	493	93	1,307	239
Interchange fees	628	432	110	1,060	145
Reimbursement of expenses	618	372	192	990	375
Program income	3,219	2,466	1,424	5,685	2,372
Indemnification income:
Credit enhancements	14,207	13,075	-	27,282	-
Fraud enhancements	6,474	4,571	-	11,045	-
Indemnification income	20,681	17,646	-	38,327	-
Total BaaS income	$23,900	$20,112	$1,424	$44,012	$2,372

Noninterest expense	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
BaaS loan expense	$12,229	$8,290	$99	$20,519	$189
BaaS fraud expense	6,474	4,571	-	11,045	-
Total BaaS expense	$18,703	$12,861	$99	$31,564	$189